Exhibit 99.13

Excerpt from Section B of « 2007-2008 Budget—Budget Plan », February 20, 2007

TABLE B.2

Economic outlook for Québec

(annual percentage change, except where otherwise indicated)

	2006	2007	2008

OUTPUT
Real gross domestic product	1.7	1.8	2.5
Gross domestic product	3.9	4.3	3.5

COMPONENTS (in real terms)
Consumption	3.1	3.2	2.4
Residential investment	-1.7	-2.6	-3.7
Nonresidential investment	2.2	2.8	2.3
—machinery and equipment	3.8	3.8	2.6
International exports	0.9	2.9	5.2
International imports	4.1	4.1	4.3

OTHER ECONOMIC INDICATORS
Nominal consumption	4.4	4.6	4.0
Housing starts (thousands)	47.9	40.2	36.7
Wages and salaries	4.2	4.9	2.4
Personal income	4.7	4.7	3.1
Corporate profits	6.0	1.1	5.9
Consumer prices	1.7	1.7	1.8

LABOUR MARKET
Labour force	1.0	1.0	1.0
Employment	1.3	1.1	1.1
Job creation (thousands)	48.1	40.4	41.3
Unemployment rate (%)	8.0	8.0	7.9

CANADIAN FINANCIAL MARKETS
3-month Treasury bills (rate in %)	4.0	4.0	4.0
10-year bonds (rate in %)	4.2	4.5	4.9
Canadian dollar (in US cents)	88.2	86.1	86.2

The Québec Economy:

Recent Developments and Outlook for 2007 and 2008

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